Exhibit (a)(10)

LAZARD RETIREMENT SERIES, INC.

ARTICLES OF AMENDMENT

                         LAZARD RETIREMENT SERIES, INC., a Maryland corporation having its principal office in the State of Maryland at 300 East Lombard Street, Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                         FIRST: The Charter of the Corporation is hereby amended to change the name of the Corporation’s Lazard Retirement Equity Portfolio to Lazard Retirement U.S. Strategic Equity Portfolio, with the effect that the one hundred million (100,000,000) issued and unissued authorized shares of Common Stock known as Service Shares of Lazard Retirement Equity Portfolio are redesignated as Service Shares of Lazard Retirement U.S. Strategic Equity Portfolio and the one hundred million (100,000,000) issued and unissued authorized shares of Common Stock known as Investor Shares of Lazard Retirement Equity Portfolio are redesignated as Investor Shares of Lazard Retirement U.S. Strategic Equity Portfolio.

                         SECOND: The foregoing amendments to the Charter of the Corporation have been approved by a majority of the entire Board of Directors and are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

                         THIRD: The foregoing amendments do not increase the total number of authorized shares of the Corporation or the aggregate par value thereof. Giving effect to the redesignations in foregoing amendments, the total number of shares of stock that the Corporation has authority to issue remains at one billion (1,000,000,000) shares, all of which are shares of Common Stock, with a par value of one tenth of one cent ($.001) per share, having an aggregate par value of one million dollars ($1,000,000), classified as follows:

Portfolio

Lazard Retirement U.S. Strategic Equity Portfolio
Service Shares Common Stock	100,000,000
Investor Shares Common Stock	100,000,000

Lazard Retirement U.S. Equity Value Portfolio
Service Shares Common Stock	50,000,000
Investor Shares Common Stock	50,000,000

Lazard Retirement Small Cap Portfolio
Service Shares Common Stock	50,000,000
Investor Shares Common Stock	50,000,000

Lazard Retirement International Equity Portfolio
Service Shares Common Stock	50,000,000
Investor Shares Common Stock	50,000,000

Lazard Retirement International Equity Select Portfolio	50,000,000
Service Shares Common Stock	50,000,000
Investor Shares Common Stock
Lazard Retirement International Strategic Equity Portfolio
Service Shares Common Stock	50,000,000
Investor Shares Common Stock	50,000,000

Lazard Retirement International Small Cap Portfolio
Service Shares Common Stock	50,000,000
Investor Shares Common Stock	50,000,000

Lazard Retirement Emerging Markets Portfolio
Service Shares Common Stock	50,000,000
Investor Shares Common Stock	50,000,000

Lazard Retirement Strategic Yield Portfolio
Service Shares Common Stock	50,000,000
Investor Shares Common Stock	50,000,000

TOTAL	1,000,000,000

                         FOURTH: These Articles of Amendment to the Charter of the Corporation shall become effective at 9:01 a.m. on _______________, 2007.

                         The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts with respect to authorization and approval set forth in these Articles of Amendment are true in all material respects and that this statement is made under penalties of perjury.

                         IN WITNESS WHEREOF, Lazard Retirement Series, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary as of _______________, 2007.

LAZARD RETIREMENT SERIES, INC.

By:
Nathan A. Paul
Vice President

Witness:

David A. Kurzweil
Assistant Secretary